Exhibit 99.1
RPM REPORTS RECORD FIRST-QUARTER NET INCOME,
EARNINGS PER SHARE AND CASH FLOW
•	Consumer segment drives higher sales; industrial segment lags, as expected

•	Operating profit margins in both segments benefit from prior-year cost reductions

•	Strong liquidity and capital structure position RPM for growth as economy improves
Medina, Ohio — October 5, 2009 — RPM International Inc. (NYSE: RPM) today reported record first-quarter net income, earnings per share and cash flow for the period ended August 31, 2009. During the fiscal 2010 first quarter, the company’s consumer segment earnings before interest and taxes (EBIT) more than offset the decline in industrial segment EBIT, as compared to the fiscal 2009 first quarter. Earnings in both business segments benefited from expense reductions implemented during the prior fiscal year and improving gross profit margins.
First-Quarter Results
First-quarter net sales of $916.0 million were 7.1% below the $985.5 million reported a year ago. Core growth declined 3.2% with the balance of 3.9% attributable to negative foreign exchange translation.
Net income of $73.0 million was a first-quarter record, up 5.0% from last year’s record $69.5 million. Record first-quarter diluted earnings per share were $0.57, a 7.5% increase over the $0.53 reported a year ago.
“The advantage of our deliberate strategic balance between consumer and industrial markets was evident in the quarter as our consumer segment sales and EBIT growth offset continued weakness in our industrial segment. It was a solid quarter for RPM, reflecting the benefits of the aggressive actions we took last year to lower our cost base, resulting in net income that was ahead of last year’s record first quarter,” stated Frank C. Sullivan, chairman and chief executive officer.
Consolidated EBIT was a record $120.6 million, an 8.8% improvement over the record EBIT of $110.9 million in the first quarter of fiscal 2009. The company’s gross profit margin improved by 200 basis points, while selling, general and administrative expenses as a percent of sales increased 10 basis points on the lower sales volume, yet declined in absolute terms by 6.6%.
First-Quarter Segment Sales and Earnings
The company’s consumer segment, accounting for 34.5% of consolidated first-quarter sales, posted core growth of 12.5% with a negative foreign exchange impact of 2.6%. Consumer sales rose to $316.2 million from $287.9 million a year ago. Consumer segment EBIT increased 54.1% to $53.3 million in the fiscal 2010 first quarter from $34.6 million in the fiscal 2009 first period.

RPM Reports Record First-Quarter Net Income on Lower Sales
October 5, 2009

“We were pleased to see how well our consumer businesses performed during the quarter. Volume growth, coupled with our aggressive cost reduction actions last year, is producing excellent operating leverage. While overall consumer spending remains modest, it is clear that our low-cost, high-value maintenance, repair and redecoration products are getting more traction across our retail base,” Sullivan stated. “Our history of developing innovative products that meet consumers’ demand for value at all price points also enabled our consumer businesses to secure share during this past year’s market contraction,” he stated.
Sales for RPM’s industrial segment, representing 65.5% of the company’s consolidated first-quarter sales, declined 14.0% to $599.7 million from $697.6 million a year ago. Core sales growth declined 9.6% and the balance of 4.4% resulted from the negative impact of foreign exchange. Segment EBIT fell 10.3% to $81.9 million from $91.3 million in the fiscal 2009 first quarter.
“As anticipated, our industrial segment continues to face a depressed commercial construction environment and reduced capital spending in many markets. Despite the lack of top-line growth, the impact of aggressive cost reduction actions, coupled with a more stable raw material environment, enabled our industrial companies to generate sequentially higher EBIT that was well ahead of last year’s fourth quarter,” stated Sullivan.
Cash Flow and Financial Position
During the fiscal 2010 first quarter, cash from operations was a record $52.1 million, compared to negative cash from operations of $12.3 million a year ago. Capital expenditures were $3.3 million in the quarter, down from $12.2 million in the fiscal 2009 first quarter. Depreciation was $15.6 million during the first quarter of fiscal 2010.
Total debt at August 31, 2009 of $906.7 million compares to $930.8 million at May 31, 2009 and $972.5 million at the end of last year’s first quarter. Net (of cash) debt-to-total capital was 34.7%, versus 37.9% at the end of last year’s first quarter and 37.2% at the end of the prior fiscal year. Asbestos indemnity and defense cash costs were $18.6 million in the first quarter of fiscal 2010, as compared to $16.0 million a year ago. The company’s total accrued asbestos liability was $471.8 million. Liquidity, including cash, was $635.1 million, as compared to $548.0 million a year ago and $622.0 million at May 31, 2009. “Throughout this extraordinary period of capital market volatility, RPM has improved on an already strong capital structure and liquidity position. As a result, we are well prepared to fund operations, pursue acquisitions and continue our dividend program,” Sullivan stated.
Business Outlook
“Our first-quarter results were better than we anticipated, which certainly gives us a good start to the fiscal year. The sequential increase in sales from the fiscal 2009 fourth quarter of 6.8% is a marked change from previous years where the first quarter is typically lower than the fourth quarter. We see this as a bullish sign of a slowly improving economy. The strength of our first quarter makes us more comfortable that we will be at the higher end of our previously stated guidance of full-year earnings per share growth of 5% to 25% over the adjusted $1.05 earned in fiscal 2009,” stated Sullivan.

RPM Reports Record First-Quarter Net Income on Lower Sales
October 5, 2009

Webcast and Conference Call Information
Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 800-573-4754 or 617-224-4325 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT on October 5, 2009 until 11:59 p.m. EDT on October 12, 2009. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 94758585. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings and sealants serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Day-Glo, Euco and Dryvit. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement, boat repair and maintenance, and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors.
For more information, contact P. Kelly Tompkins, executive vice president — administration and chief financial officer, at 330-273-5090 or ktompkins@rpminc.com.
# # #
This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves, including for asbestos-related claims; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2009, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA
(UNAUDITED)

	Three Months Ended
	August 31,
	2009	2008
Net Sales	$915,953	$985,465
Cost of sales	522,123	581,876

Gross profit	393,830	403,589
Selling, general & administrative expenses	273,199	292,690
Interest expense	12,797	14,756
Investment (income), net	(1,094)	(4,170)

Income before income taxes	108,928	100,313
Provision for income taxes	35,903	30,796

Net Income	$73,025	$69,517

Basic earnings per share of common stock	$0.57	$0.55

Diluted earnings per share of common stock	$0.57	$0.53

Average shares of common stock outstanding — basic	126,774	124,935

Average shares of common stock outstanding — diluted	127,098	129,426

(a)	The above information reflects our June 1, 2009 adoption of FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” Our unvested restricted stock awards pay dividends and therefore qualify as participating securities. In accordance with EITF 03-6-1, Net income, for the purposes of the computations of basic and diluted net income per share of common stock for the three months ended August 31, 2009 and 2008, is reduced by approximately $1.1 million and $0.9 million, respectively, for a presumed hypothetical distribution of earnings to the holders of the unvested restricted stock.
SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS
(UNAUDITED)

	Three Months Ended
	August 31,
	2009	2008
Net Sales:
Industrial Segment	$599,712	$697,582
Consumer Segment	316,241	287,883

Total	$915,953	$985,465

Gross Profit:
Industrial Segment	$264,672	$291,775
Consumer Segment	129,158	111,814

Total	$393,830	$403,589

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$81,741	$91,236
Interest (Expense), Net (c)	(131)	(59)

EBIT (d)	$81,872	$91,295

Consumer Segment
Income Before Income Taxes (b)	$53,334	$33,265
Interest (Expense), Net (c)		(1,342)

EBIT (d)	$53,334	$34,607

Corporate/Other
(Expense) Before Income Taxes (b)	$(26,147)	$(24,188)
Interest (Expense), Net (c)	(11,572)	(9,185)

EBIT (d)	$(14,575)	$(15,003)

Consolidated
Income Before Income Taxes (b)	$108,928	$100,313
Interest (Expense), Net (c)	(11,703)	(10,586)

EBIT (d)	$120,631	$110,899

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.

(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	August 31, 2009	August 31, 2008	May 31, 2009
	(Unaudited)	(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$255,840	$201,368	$253,387
Trade accounts receivable	664,711	758,326	661,593
Allowance for doubtful accounts	(24,239)	(22,626)	(22,934)

Net trade accounts receivable	640,472	735,700	638,659
Inventories	435,174	509,314	406,175
Deferred income taxes	44,299	37,620	44,540
Prepaid expenses and other current assets	209,432	207,441	210,155

Total current assets	1,585,217	1,691,443	1,552,916

Property, Plant and Equipment, at Cost	1,055,935	1,045,614	1,056,555
Allowance for depreciation and amortization	(597,420)	(562,461)	(586,452)

Property, plant and equipment, net	458,515	483,153	470,103

Other Assets
Goodwill	860,554	890,211	856,166
Other intangible assets, net of amortization	353,820	370,256	358,097
Deferred income taxes, non-current	82,446	95,461	92,500
Other	87,318	87,641	80,139

Total other assets	1,384,138	1,443,569	1,386,902

Total Assets	$3,427,870	$3,618,165	$3,409,921

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$291,658	$338,064	$294,814
Current portion of long-term debt	169,314	7,041	168,547
Accrued compensation and benefits	99,825	96,151	124,138
Accrued loss reserves	75,559	72,002	77,393
Asbestos-related liabilities	75,000	65,000	65,000
Other accrued liabilities	134,002	134,846	119,270

Total current liabilities	845,358	713,104	849,162

Long-Term Liabilities
Long-term debt, less current maturities	737,414	965,423	762,295
Asbestos-related liabilities	396,772	478,709	425,328
Other long-term liabilities	195,686	174,545	205,650
Deferred income taxes	28,331	24,472	23,815

Total long-term liabilities	1,358,203	1,643,149	1,417,088

Total liabilities	2,203,561	2,356,253	2,266,250

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 129,097; 129,101; 128,501)	1,291	1,291	1,285
Paid-in capital	794,254	788,315	796,441
Treasury stock, at cost	(42,990)	(29,691)	(50,453)
Accumulated other comprehensive income (loss)	(3,525)	44,916	(31,557)
Retained earnings	475,279	457,081	427,955

Total stockholders’ equity	1,224,309	1,261,912	1,143,671

Total Liabilities and Stockholders’ Equity	$3,427,870	$3,618,165	$3,409,921

CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
(UNAUDITED)

	Three Months Ended
	August 31,
	2009	2008
Cash Flows From Operating Activities:
Net income	$73,025	$69,517
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,557	16,385
Amortization	5,449	5,824
Other-than-temporary impairments on marketable securities	118	730
Deferred income taxes	11,370	(2,108)
Other	2,018	2,411
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) decrease in receivables	(1,814)	83,267
(Increase) in inventory	(28,999)	(31,922)
(Increase) in prepaid expenses and other current and long-term assets	(9,135)	(1,259)
(Decrease) in accounts payable	(3,156)	(74,736)
(Decrease) in accrued compensation and benefits	(24,313)	(55,342)
(Decrease) increase in accrued loss reserves	(1,834)	21
Increase (decrease) in other accrued liabilities	33,410	(1,854)
Payments made for asbestos-related claims	(18,556)	(16,036)
Other	(1,004)	(7,228)

Cash From (Used For) Operating Activities	52,136	(12,330)

Cash Flows From Investing Activities:
Capital expenditures	(3,262)	(12,199)
Acquisition of businesses, net of cash acquired	(349)	(1,849)
Purchase of marketable securities	(4,077)	(29,924)
Proceeds from sales of marketable securities	897	29,110
Other	501	7,910

Cash (Used For) Investing Activities	(6,290)	(6,952)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	817	49,373
Reductions of long-term and short-term debt	(25,290)	(813)
Cash dividends	(25,701)	(24,751)
Repurchase of stock		(24,585)
Exercise of stock options	2,692	1,086

Cash From (Used For) Financing Activities	(47,482)	310

Effect of Exchange Rate Changes on Cash and Cash Equivalents	4,089	(10,911)

Net Change in Cash and Cash Equivalents	2,453	(29,883)

Cash and Cash Equivalents at Beginning of Period	253,387	231,251

Cash and Cash Equivalents at End of Period	$255,840	$201,368